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                                   EXHIBIT 3-8
                                FILE NO. 70-9549


            [Letterhead of South Dakota Public Utilities Commission]

June 11, 1998

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re:   UtiliCorp United Inc
      Docket NG98-005

Dear Commission Members

The South Dakota Public Utilities Commission has been advised that UtiliCorp United Inc. ("UtiliCorp"), through a subsidiary or other entity in which UtiliCorp holds an ownership interest, has or may obtain an interest in gas facilities in Australia. This letter is submitted in connection with UtiliCorp's request for an exemption from registration under Section 3(b) or by notification under Section 33 of the Public Utility Holding Company Act of 1935, as amended (the "Act").

The South Dakota Public Utilities Commission hereby certifies that, pursuant to SDCL Chapter 49-34A, it has the authority and resources to protect ratepayers subject to its jurisdiction and it intends to exercise that authority with respect to investments in Australian natural gas properties and facilities up to $500 million, United States dollars.

The South Dakota Public Utilities Commission has jurisdiction over the retail gas rates of Peoples Natural Gas Company, which is a public utility company as such term is defined in the Act. Peoples Natural Gas Company is a Division of UtiliCorp. This certification is further expressly conditioned on and is subject to being revised or withdrawn on a going forward basis


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by this Commission as to any future foreign utility company investments if the
Commission deems such action is warranted.

Sincerely,


/s/ James A. Burg              /s/ Pam Nelson            /s/ Laska Schoenfeider

James A. Burg                  Pam Nelson                Laska Schoenfeider
Chairman                       Commissioner              Commissioner

cc.   Mr. Robert Wason
      Securities and Exchange Commission
      Office of Public Utility Regulation
      Division of Investment Management
      450 Fifth Street N.W.
      Washington, DC 20549